EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Plan Administrator of the TransCanada 401(k) and Savings Local 1-2 Plan:

We consent to the incorporation by reference in the Registration Statements (No. 333-184074 and No. 333-151736) pertaining to the TransCanada 401(k) and Savings Local 1-2 Plan of our report dated June 14, 2017 relating to the statements of net assets available for benefits of the TransCanada 401(k) and Savings Local 1-2 Plan as of December 31, 2016 and 2015 and the related statement of changes in net assets available for benefits for the year ended December 31, 2016 included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH
June 14, 2017